Exhibit 99.1

October 25, 2010

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact: Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Third Quarter 2010 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI” or “the Company”) today reported third quarter net income of $2.0 million for the period ended September 30, 2010. Sales revenues for the quarter are $313.9 million on shipments of 365,608 net tons.

The tonnage shipped during third quarter was consistent to second quarter 2010’s level of 363,127 net tons, and is 50 percent higher than third quarter 2009’s level of 244,417 net tons. With the increased level of shipped tons and in average sales prices, sales revenues are more than double that of third quarter 2009, but 4 percent higher than second quarter 2010.

Year to date, net sales are $848.3 million, or more than double net sales of $398.2 million during the first nine months of 2009. Sales tonnage is also higher at 1,055,615 net tons, 83 percent higher than 2009’s 578,133 net tons.

EBITDA, as adjusted, for the quarter is $21.3 million, 44 percent lower than second quarter 2010, but five percent higher than third quarter 2009. Year to date, EBITDA, as adjusted, is $84.2 million, compared to 2009’s $49.1 million.

During third quarter 2010, the Company recorded $7.5 million for writing down inventory to market value as CSI’s inventory values are carried at the lower of cost or market (LCM).

Net income for the quarter of $2.0 million decreased from second quarter 2010’s net income of $18.5 million, and decreased from third quarter 2009’s net income of $7.4 million. Year to date, net income is $30.9 million, substantially higher than 2009’s year to date net loss of $10.8 million.

“During third quarter, shipment levels remained consistent with second quarter volume, which, in today’s reality, is definitely positive,” said Vicente Wright, President & Chief Executive Officer.

“However, this economy is far from repaired, and we remain concerned for the outlook of the balance of the year, mainly in regard to demand,” Mr. Wright noted.

The Company has a balance of cash and cash equivalents as of September 30, 2010 of $9.5 million, and an outstanding balance under its Revolving Credit Agreement as of September 30, 2010 of $25.2 million, with borrowing availability of $84.8 million. The Company paid dividends to its stockholders during the quarter in the amount of $14.4 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Nine Months Ended
	9/30/10	9/30/09	9/30/10	9/30/09
Billed Net Tons	365,608	244,417	1,055,615	578,133
Net Sales Revenue	$313,875	$146,983	$848,284	$398,245
Cost of Sales	$303,852	$134,753	$782,381	$409,740
SG&A	$4,534	$4,285	$14,200	$12,819

Income (Loss) from Operations	$5,154	$7,916	$51,032	($24,343)
Interest expense, net	$2,736	$1,960	$6,393	$6,201
Income (Loss) before Income Taxes	$2,984	$8,066	$46,739	($23,449)
Net Income (Loss)	$2,048	$7,350	$30,934	($10,810)

Depreciation	$8,034	$8,160	$22,788	$24,548

Cash Flow Information:
Cash flows (used in) provided by:
Operating Activities	($7,960)	$17,377	($30,115)	$120,431
Investing Activities	($8,584)	($9,890)	($25,322)	($32,005)
Financing Activities	$8,257	($2,500)	$3,257	($2,500)

EBITDA	$13,754	$18,186	$75,920	$7,300
Add back inventory write down for LCM adjustment	$7,500	$2,000	$8,300	$41,800
EBITDA, as adjusted	$21,254	$20,186	$84,220	$49,100

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located near Fontana, California, CSI has about 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.